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For Immediate Release                                               Exhibit 99.1

February 17, 1999

SCANA Corporation Announces Acquisition of Public Service Company of North Carolina, Inc.

Columbia,  SC, and Gastonia,  NC, February 17, 1999 -- SCANA Corporation  (NYSE:
SCG) and Public Service Company of North Carolina, Inc. (NYSE: PGS) announced today that they have entered into a definitive agreement whereby SCANA will acquire PSNC in a transaction valued at approximately $900 million, including the assumption of debt. The transaction is expected to be accounted for as a purchase and is anticipated to be accretive to SCANA's earnings per share in 2001.

The combination of SCANA and PSNC unites two premier energy companies in South Carolina and North Carolina and will create a company with a total market capitalization, including debt and preferred stock, of approximately $6 billion, serving approximately 517,000 electric customers in South Carolina and more than 750,000 natural gas customers in South Carolina, North Carolina and Georgia. SCANA also has a significant investment in telecommunications companies that have more than 350,000 customers throughout the Southeast. Based on 1998 results for the two companies, total annual revenues for the combined company would be approximately $2 billion.

Terms of the Transaction

Under the terms of the agreement, shareholders of PSNC will receive consideration valued at $33.00 per share. This represents an approximate 45 percent premium to PSNC's closing price on February 16, 1999. Each PSNC shareholder may elect to receive 100 percent of the consideration in SCANA common stock, 100 percent in cash, or a combination thereof, subject to the total cash allocated to PSNC shareholders being no higher than 50 percent of the total consideration received by PSNC shareholders. PSNC shareholders who elect to receive stock will receive between 1.02 and 1.45 shares of SCANA common stock per share of PSNC stock depending upon the average price over a 20-day trading period of SCANA common stock prior to closing. This equates to a collar of between $22.75 and $32.40 for SCANA shares. Based on SCANA's closing price on February 16, 1999 of $26.81, the PSNC shareholders would receive 1.23 SCANA shares for each PSNC share.

As part of the agreement, SCANA shareholders will have the right to exchange their current shares of SCANA common stock for new shares of SCANA common stock, or $30 per share in cash, such cash representing approximately a 10 percent premium over SCANA's five-day average trading price through February 16, 1999. SCANA will allocate $700 million in cash for payment to PSNC and SCANA shareholders under the election process. Dependent on the amount of cash elected by the PSNC shareholders, a minimum of approximately $350 million and a maximum of $700 million will be allocated to SCANA shareholders who elect cash. In the event that shareholders of SCANA fail to elect to receive all of the cash allocated to them, cash will be allocated among the SCANA shareholders who have elected to receive SCANA common stock; in the event that shareholders of SCANA


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fail to elect to receive all of the shares of SCANA  common  stock  allocated to them, the shares will be proportionately allocated among those shareholders who have elected to receive cash, other than among odd lot holders who may receive cash in any event.

The transaction is expected to be tax-free to SCANA and PSNC shareholders to the extent they receive SCANA common stock and any cash received is expected to be taxed as capital gains.

Management Comments

"This acquisition is about growth, opportunity and maximizing shareholder value in the face of the dramatic changes taking place in today's utility industry," said William B. Timmerman, chairman, president and chief executive officer of SCANA. "PSNC's management team has built one of the most competitive gas distribution companies in the nation. Their expertise will be a valuable addition to our own natural gas operations. This combination offers us the opportunity to extend our natural gas service area into some of the fastest growing markets in North Carolina while nearly doubling our natural gas customer base. Both our companies share a common mission, vision and values that are focused on competitive prices, high quality reliable customer service and increasing shareholder value. I am excited about the prospects that this acquisition holds for our combined customers, shareholders and employees."

Charles E. Zeigler, Jr., chairman, president and chief executive officer of PSNC, said, "PSNC and its employees have worked diligently to position the Company to be an active participant in the future's dynamic energy markets under our Plan 2001. The advanced operational goals we set for ourselves last year under our plan are well served by partnering our highly competitive natural gas distribution franchise in North Carolina with SCANA's diversified electric, natural gas, and telecommunications businesses throughout the Southeast. Through this combination, we obtain the critical mass that facilitates significant growth opportunities for the benefit of all our vital constituencies. Today, we have taken our boldest step yet to position ourselves in the highly competitive energy industry of the next century."

It is anticipated that PSNC will be operated as a wholly-owned subsidiary of SCANA. Following the close of the transaction, Zeigler will become a director of SCANA, a member of a three-person Office of the Chairman at SCANA Corporation, and president and chief operating officer of the PSNC subsidiary, with responsibility for all North Carolina operations. In addition to Zeigler, two additional PSNC current outside directors will be named to the SCANA board following the close of the transaction.

A transition plan is currently being developed to guide the integration of PSNC employees, facilities and customer services into SCANA. The change is not expected to have an immediate effect on the way customers do business with either company. The integration is expected to provide opportunities for margin improvement and cost savings through consolidation of duplicate functions and greater efficiencies in operations, business processes and purchasing. All union contracts will be honored.

Traditionally, SCANA has aggressively expanded its natural gas service in South Carolina and recently has moved into the Georgia natural gas market. This combination will support PSNC's strong commitment to extending its natural gas services in North Carolina.


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Completion of the  transaction  is  conditioned,  among other  things,  upon the approvals of the South Carolina Public Service Commission, the North Carolina Utilities Commission, the Securities and Exchange Commission, and the approval of both companies' common shareholders. It is anticipated that the approval process can be completed by the end of 1999.

PaineWebber Incorporated acted as financial advisor and provided a fairness opinion to SCANA. Morgan Stanley Dean Witter acted as financial advisor and provided a fairness opinion to PSNC.

Common Dividend Policy

In conjunction with this transaction, SCANA announced today that its board of directors has decided to adopt a common stock dividend policy to bring the Company's dividend payout ratio more in line with that of growth-oriented utilities.

SCANA's board declared a dividend of 38 1/2 cents per share of common stock for the first quarter of 1999, unchanged from the previous quarterly rate. The dividend is payable April 1, 1999 to holders of record at the close of business on March 10, 1999.

For the future, SCANA's board revised the dividend policy to reflect a dividend payout ratio of between 50 percent and 55 percent to be in line with growth-oriented utilities as opposed to the current payout ratio of 70 percent to 75 percent. Under the new policy, the board anticipates declaring the current dividend of 38 1/2 cents per share payable July 1, 1999 and reducing the dividend to 27 1/2 cents per share, effective with the dividend to be paid thereafter. This action would make the Company's indicated annual dividend rate on common stock $1.10 per share. Based on 1998 earnings of $2.12 per share, this would equate to a 52 percent payout ratio. It is expected that the board will review the common stock dividend on an annual basis.

"The decision to change our common stock dividend policy was not an easy one, but it was a decision our board considered appropriate to give us the flexibility to deal with the demands of a more competitive utility industry while implementing our growth strategies," said Timmerman. "As competition in our industry intensifies, we need to retain more of our earnings internally to position the Company for growth. The resulting increase in retained cash flow strengthens our financial position and broadens our ability to make additional investments in our core energy businesses as well as in new business opportunities. We believe this strength-through-growth strategy will increase future earnings, providing a sound basis for future growth in our dividends and stock price."

SCANA's board of directors also declared the regular quarterly dividends on all outstanding series of cumulative preferred stock of South Carolina Electric & Gas Company (SCE&G), its principal subsidiary, for the first quarter of 1999. These dividends are also payable April 1, 1999 to holders of record at the close of business on March 10, 1999. Dividends paid on SCE&G's issues of cumulative preferred stock are not affected by the change in the Company's common stock dividend policy.

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Capital Structure

To fund the cash portion of the consideration to be paid to SCANA and PSNC shareholders, SCANA intends to borrow approximately $700 million. This would result in an initial consolidated debt to total capitalization ratio for SCANA of approximately 58 percent. Pro forma for the proposed transaction, 1998 cash flow after the payment of common dividends would have increased by approximately $40 million in comparison to the combined stand-alone entities after taking into account the additional interest expense on the new indebtedness. It is anticipated that neither of the utilities' credit ratings will be adversely affected as a result of this transaction. It is also expected that the holding company, SCANA, would continue to carry investment grade ratings.

The Companies

Headquartered in Columbia, SC, SCANA is a $5.3 billion (assets) energy-based holding company whose businesses include regulated electric and natural gas utility operations, telecommunications and other energy-related businesses. SCANA's subsidiaries serve approximately 517,000 electric customers in South Carolina and more than 420,000 natural gas customers in South Carolina and Georgia. SCANA also has a significant investment in telecommunications companies that have more than 350,000 customers throughout the Southeast. SCANA had operating revenues of approximately $1.6 billion for the twelve months ended December 31, 1998. SCANA has about 4,700 employees. Information about SCANA and its businesses is available on the Internet at www.scana.com.

PSNC is a $656 million (assets) energy company headquartered in Gastonia, NC. PSNC is franchised to serve a 31-county area in North Carolina and distributes natural gas to approximately 340,000 customers in 95 cities and communities ranging from the Raleigh, Durham and Chapel Hill areas in the north central part of the state; the Concord, Statesville, Gastonia and Forest City areas in the Piedmont; to the Asheville, Hendersonville and Brevard areas in the western part of North Carolina. PSNC, through various subsidiaries and a joint venture, also participates in nonregulated businesses such as natural gas brokering and supply services, and the conversion and fueling of natural gas vehicles. PSNC's operating revenues totaled approximately $300 million for the twelve months ended December 31, 1998. The company has about 1,000 employees. Information about PSNC is available on the Internet at www.psnc.com.

This press release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect numerous assumptions, and involve a number of risks and uncertainties. Although both companies believe that their assumptions are reasonable, they can give no assurance that their goals will be achieved. The factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; regulatory issues, including the pace of deregulation of retail natural gas and electricity markets in the United States; changes in the economy; the impact of competition from other energy suppliers; the management of the companies' operations; variations in prices of natural gas and fuels used for electric generation; growth opportunities for the companies' regulated and nonregulated businesses; conditions of the capital and equity markets; changes in the companies' accounting policies; abnormal weather conditions; performance of the telecommunications companies in which SCANA Corporation has made significant investments; inflation; exposure to environmental issues and liabilities; changes in environmental regulations; and the other risks and uncertainties described from time to time in the companies' periodic reports filed with the Securities and Exchange Commission. The companies disclaim any obligation to update any forward-looking statements.

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          Contacts for SCANA                       Contacts for PSNC
          Media:                                   Media:
          Roger Schrum                             Kim Bastian
          rschrum@scana.com                        bastkim@psnc.com
          (803) 217-7777                           (704) 834-6333

          Investors:                               Investors:
          John Winn                                Jack Mason
          jwinn@scana.com                          masojack@psnc.com
          (803) 217-9240                           (704) 834-6422








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